Exhibit 5.i

Crown UK Holdings Limited

The Crown Cork Company Limited

CarnaudMetalbox Group UK Limited

CarnaudMetalbox Overseas Limited

Crown Cork & Seal Finance Plc

CarnaudMetalbox Plc

Speciality Packaging (UK) Plc

Massmould (Holdings) Limited

CarnaudMetalbox Engineering Plc

Downsview Road

Wantage

Oxfordshire OX12 9BP

Crown Cork Company Belgium NV

Merksemsteenweg 148

2100 Deurne

Belgium

Dechert LLP

1717 Arch Street

4000 Bell Atlantic Tower

Philadelphia

PA 19103-2793

September 3, 2003

Dear Gentlemen and Ladies

Registration Statement on Form S-4 Registration No. 333-105552

We have acted as advisers as to English law to the subsidiaries of Crown European Holdings (the “Issuer”) listed in Schedule I attached hereto (the “English Subsidiaries”) and as advisers as to Belgian law to Crown Cork Company Belgium NV (“Crown Belgium”) in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration Number 333-105552), originally filed on 23 May 2003, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), (as amended from time to time, the “Registration Statement”) and the Trust Indenture Act of 1939, as amended, relating to the proposed issuance of an aggregate of up to

—	$1,085,000,000 principal amount of 9 1/2% Second Priority Senior Secured Notes due 2011 (the “New Dollar Second Priority Notes”),

—	€285,000,000, principal amount of 10 1/4% Second Priority Senior Secured Notes due 2011 (the “New Euro Second Priority Notes”), and

—	$725,000,000 principal amount of 10 7/8% Third Priority Senior Secured Notes due 2013 (the “New Third Priority Notes”)

September 3, 2003

together the “New Notes”

of the Issuer and guarantees thereof by the English Subsidiaries and Crown Belgium and the other guarantors (the “Guarantors”) (the “New Guarantees”). The New Notes and the New Guarantees are to be issued pursuant to the terms of the Indenture filed as Exhibit 4.m to the Registration Statement (the “Indentures”) between the Issuer, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee. Upon the Registration Statement becoming effective under the Securities Act, the Issuer and the Guarantors will offer to exchange:

(i)	$1,085,000,000 principal amount of 9 1/2% Second Priority Senior Secured Notes due 2011, issued and sold on February 26, 2003 for up to $1,085,000,000 principal amount of the New Dollar Second Priority Notes and

(ii)	€285,000,000, principal amount of 10 1/4% Second Priority Senior Secured Notes due 2011, issued and sold on February 26, 2003 for up to €285,000,000, principal amount of the New Euro Second Priority Notes and

(iii)	$725,000,000 principal amount of 10 7/8% Third Priority Senior Secured Notes due 2013, issued and sold on February 26, 2003 for up to $725,000,000 of the New Third Priority Notes

(such notes issued and sold on 26 February 2003 hereafter referred to as the “Old Notes”) and

(iv)	the guarantees of the Old Notes for the New Guarantees.

In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the English Subsidiaries and Crown Belgium ), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. We have further assumed that the entry by the Issuer, the English Subsidiaries and Crown Belgium into the documents described above, is in good faith and for the purpose of carrying on their businesses and for bona fide commercial reasons and for the commercial benefit of and in the interests of the Issuer, its shareholders, the English Subsidiaries and Crown Belgium and that Crown Belgium derived a direct or indirect benefit from entering into such documents which is commensurate with the risks and obligations incurred by its entering into such documents. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuer, the English Subsidiaries and Crown Belgium.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

1.	Each of the English Subsidiaries have been incorporated and registered in England and Wales as a limited liability company and Crown Belgium has been incorporated

September 3, 2003

and registered in Belgium as a corporation and have the corporate power and authority to execute and deliver the New Guarantees.

2.	The execution and delivery of the New Guarantees have been duly authorized by each of the English Subsidiaries and Crown Belgium.

3.	Each of the English Subsidiaries and Crown Belgium has duly executed and delivered the Indentures.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

The opinion expressed herein is limited to the laws of England and Wales and Belgium. We do not purport to be qualified to give opinions upon and give no opinions as to the laws of any jurisdiction other than the laws of England and Wales and Belgium and we assume that no foreign law affects this opinion. This opinion does not relate to facts or laws or to the interpretation of laws after the date of this opinion and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws.

Very truly yours,

Dechert

September 3, 2003

SCHEDULE 1

THE ENGLISH SUBSIDIARIES

Crown UK Holdings Limited

The Crown Cork Company Limited

CarnaudMetalbox Group UK Limited

CarnaudMetalbox Overseas Limited

Crown Cork & Seal Finance Plc

CarnaudMetalbox Plc

Speciality Packaging (UK) Plc

Massmould (Holdings) Limited

CarnaudMetalbox Engineering Plc